Exhibit 99.1

DOUGLAS DYNAMICS REPORTS STRONG FOURTH QUARTER

AND FULL YEAR 2025 RESULTS

Record 4Q and Full Year Performance at Work Truck Solutions;

Record Parts & Accessories Sales at Work Truck Attachments

Full Year 2025 Highlights*

●	Consolidated Net Sales increased 15.4% to $656.1 million
●	Winter weather drove robust Parts & Accessories sales across the company, particularly in 4Q
●	Delivered Diluted Earnings per Share (EPS) of $1.96; Adjusted Diluted EPS increased 52.0% to $2.24
●	Both segments produced Net Sales and Adjusted EBITDA growth for both 4Q and Full Year 2025
●	Acquired Venco Venturo in 4Q, a well-established provider of truck-mounted service cranes and dump hoists
●	Outlined 2026 full year outlook with Adjusted EPS range of $2.25 - $2.85

*Compared to full year 2024 financials.

February 23, 2026 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2025. Unless stated otherwise, all comparisons are to the corresponding prior year quarter or prior full year results.

Mark Van Genderen, President and CEO stated, “2025 was an important year for our company, defined by meaningful strategic progress and strong financial performance. Improved market conditions, combined with disciplined operational performance, drove top- and bottom-line growth in both segments. During the year, we introduced our Optimize, Expand, and Activate strategic pillars, with specific actions including the manufacturing optimization in Work Truck Attachments, the expansion of our municipal upfit capacity in Work Truck Solutions, and activating our M&A capabilities with the acquisition of Venco Venturo. With substantial initiatives now underway across all three pillars, we entered 2026 with a clear focus on achieving sustainable, profitable growth.”

Consolidated Results

$ in millions (except Margins & EPS)	Q4 2025	Q4 2024	FY 2025	FY 2024
Net Sales	$184.5	$143.5	$656.1	$568.5
Gross Profit Margin	26.1%	24.9%	26.6%	25.8%

Net Income*	$12.8	$7.9	$46.9	$56.2
Diluted EPS	$0.54	$0.33	$1.96	$2.36

Adjusted EBITDA	$25.8	$18.8	$97.9	$79.3
Adjusted EBITDA Margin	14.0%	13.1%	14.9%	14.0%
Adjusted Net Income	$14.7	$9.3	$53.6	$35.2
Adjusted Diluted EPS	$0.62	$0.39	$2.24	$1.47

*Full Year 2024 results include a one-time gain of approximately $42 million, related to the sale leaseback transaction completed in September 2024.

Fourth Quarter 2025

●	Net Sales grew 28.6% to $184.5 million, producing Net Income of $12.8 million, or $0.54 of diluted earnings per share (EPS), both increased approximately 60%.
●	Adjusted EBITDA increased 37.2% to $25.8 million.
●	Adjusted Diluted EPS increased 57.7% to $0.62.
●	The tremendous improvements were driven by improved demand and efficient execution at both segments.

Full Year 2025

●	Net Sales grew 15.4% to a record $656.1 million, producing Net Income of $46.9 million, or $1.96 of diluted earnings per share.
●	Adjusted EBITDA increased 23.4% to $97.9 million.
●	Adjusted Diluted EPS increased 52.0% to $2.24.

Work Truck Attachments

$ in millions (except Adjusted EBITDA Margin)	Q4 2025	Q4 2024	FY 2025	FY 2024
Net Sales	$83.1	$53.8	$295.7	$256.0
Adjusted EBITDA	$13.9	$9.0	$56.2	$48.5
Adjusted EBITDA Margin	16.7%	16.7%	19.0%	18.9%

●

Fourth quarter Net Sales and Adjusted EBITDA both increased by more than 50% following an early start to winter. Significantly increased snowfall totals in core markets compared to recent years drove increased equipment sales and record sales of parts and accessories.

●	Full year Net Sales and Adjusted EBITDA improved by 15.5% and 16.0%, respectively, including record sales of parts and accessories.
●	Improvements were due to the impact of increased snowfall in core markets in both 1Q and 4Q 2025 driving higher volumes, plus ongoing cost control efforts.

Van Genderen explained, “Year-over-year growth in the fourth quarter was primarily driven by a strong start to winter. Our core markets in the Midwest and Northeast experienced snowfall well above the weighted 10-year average. Parts and accessories demand, which is heavily correlated to snow and ice events during the season, increased by more than 50% in the fourth quarter of 2025 compared to the prior year. I want to thank our teams who have worked tirelessly to meet this demand. More broadly, the strength of our fourth quarter performance underscores the operating leverage in our business and our ability to capitalize on favorable conditions. Initial data indicates this winter is likely to produce at or above average snowfall in many of our core markets with dealer inventories below the ten-year average.”

Work Truck Solutions

$ in millions (except Adjusted EBITDA Margin)	Q4 2025	Q4 2024	FY 2025	FY 2024
Net Sales	$101.5	$89.8	$360.3	$312.5
Adjusted EBITDA	$11.9	$9.8	$41.7	$30.9
Adjusted EBITDA Margin	11.7%	10.9%	11.6%	9.9%

●	Based on the ongoing strength of municipal demand, plus efficient operations that produced increased throughput, the Solutions segment delivered a record fourth quarter, and a record year.
●	Fourth quarter Net Sales and Adjusted EBITDA increased 13.1% and 21.7%, respectively, driving Adjusted EBITDA margins of 11.7%, an increase of 80 basis points.
●	On a full-year basis, Net Sales grew 15.3%, and Adjusted EBITDA increased 35.0%, with record annual margins of 11.6%, an increase of 170 basis points.
●	2025 Net Sales included approximately $18 million of incremental chassis sales.

Van Genderen added, “2025 marked another strong year in Solutions and the fourth consecutive year of significant financial improvement. We are encouraged to see the recent growth in municipal contracts and excellent throughput are now shown in our results. Although we do not expect this pace of improvement to continue indefinitely, we enter 2026 with a robust municipal order book, and are working diligently to optimize our commercial business, which operates in a less predictable demand environment.”

Capital Allocation & Liquidity

●	Net cash provided by operating activities increased by 81.6% in 2025 to $74.7 million based on the increase in net income.
●	Free cash flow for 2025 increased 90.7% to $63.6 million, compared to 2024, based on an increase in cash provided by operating activities.
●

The Board of Directors also approved and declared a quarterly cash dividend of $0.295 per share for the first quarter of 2026. The declared dividend will be paid on March 31, 2026, to stockholders of record as of the close of business on March 17, 2026.

2026 Outlook

Sarah Lauber, Executive Vice President and CFO, noted, “Over the past two years, we have delivered meaningful top-line growth. In addition, our bottom-line results have shown substantial improvement. This performance reflects several factors, including sustained strong demand and execution at Solutions, plus the ongoing success of cost control initiatives and more favorable weather conditions positively impacting demand at Attachments. A strong 2025-26 winter season should help address the extended equipment replacement cycle, where equipment was underutilized for several winters due to below average snowfall.”

Lauber concluded, “With our current level of visibility, we believe the business is well positioned to drive continued improvements with year-over-year growth in 2026, which is reflected in our outlook.”

2026 Outlook Ranges*
	Low	High
Net Sales	$710	$760
Adjusted EBITDA	$100	$120
Adjusted Diluted EPS	$2.25	$2.85
Effective tax rate	24%	25%
*In millions, except per share, and tax rate data

The 2026 outlook assumes relatively stable economic and supply chain conditions, and that core markets will experience average snowfall in 2026.

With respect to the Company’s 2026 financial outlook, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, February 24, 2026, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (833) 634-5024 domestically, or (412) 902-4205 internationally. The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands, and truck mounted cranes and dump hoists sold under the VENCO VENTURO brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, acquisition costs, inventory step up related to Venco Venturo, CEO transition costs, debt modification expense, loss on extinguishment of debt, write downs of property, plant and equipment, insurance proceeds, gain on sale leaseback transaction and related transaction costs, and impairment charges. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, acquisition costs, inventory step up related to Venco Venturo,CEO transition costs, debt modification expense, loss on extinguishment of debt, write downs of property, plant and equipment, insurance proceeds, gain on sale leaseback transaction and related transaction costs, impairment charges, certain charges related to unrelated legal fees and consulting fees, and adjustments on derivatives not classified as hedges, net of their income tax impact. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less the acquisition of property and equipment. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to effectively manage the use of artificial intelligence, disruptions at our manufacturing facilities, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system, our inability to achieve the projected financial performance with the assets of Venco Venturo, which we acquired in 2025 and unexpected costs or liabilities related to such acquisition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2025	2024
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$8,297	$5,119
Accounts receivable, net	97,561	87,407
Inventories	149,656	137,034
Inventories - truck chassis floor plan	4,184	2,612
Refundable income taxes paid	920	-
Prepaid and other current assets	5,415	6,053
Total current assets	266,033	238,225

Property, plant, and equipment, net	44,764	41,311
Goodwill	116,779	113,134
Other intangible assets, net	116,269	113,550
Operating lease - right of use asset	68,972	70,801
Non-qualified benefit plan assets	12,038	10,482
Other long-term assets	1,846	2,480
Total assets	$626,701	$589,983

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$38,687	$32,319
Accrued expenses and other current liabilities	33,406	26,182
Floor plan obligations	4,184	2,612
Operating lease liability - current	7,154	7,394
Income taxes payable	-	1,685
Short term borrowings	5,000	-
Current portion of long-term debt	7,416	-
Total current liabilities	95,847	70,192

Retiree benefits and deferred compensation	14,947	13,616
Deferred income taxes	33,104	24,574
Long-term debt, less current portion	135,162	146,679
Operating lease liability - noncurrent	60,134	64,785
Other long-term liabilities	6,061	5,922

Total stockholders' equity	281,446	264,215
Total liabilities and stockholders' equity	$626,701	$589,983

Douglas Dynamics, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(unaudited)		(unaudited)

Net sales	$184,538	$143,549	$656,053	$568,504
Cost of sales	136,400	107,810	481,373	421,667
Gross profit	48,138	35,739	174,680	146,837

Selling, general, and administrative expense	27,280	21,136	94,891	91,682
Impairment charges	-	-	-	1,224
Gain on sale leaseback transaction	-	-	-	(42,298)
Intangibles amortization	1,531	1,630	6,181	7,520

Income from operations	19,327	12,973	73,608	88,709

Interest expense, net	(2,995)	(3,144)	(12,114)	(15,260)
Debt modification expense	-	-	(176)
Loss on extinguishment of debt	-	-	(156)	-
Other income, net	127	138	344	442
Income before taxes	16,459	9,967	61,506	73,891

Income tax expense	3,624	2,060	14,609	17,740

Net income	$12,835	$7,907	$46,897	$56,151

Weighted average number of common shares outstanding:
Basic	23,058,822	23,094,047	23,087,800	23,072,993
Diluted	23,577,488	23,611,050	23,620,906	23,509,976

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.54	$0.33	$1.99	$2.39
Earnings per common share assuming dilution attributable to common shareholders	$0.54	$0.33	$1.96	$2.36
Cash dividends declared and paid per share	$0.30	$0.30	$1.18	$1.18

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Month Period Ended
	December 31, 2025	December 31, 2024
	(unaudited)

Operating activities
Net income	$46,897	$56,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,359	17,890
Loss on disposal of fixed asset	-	347
Amortization of deferred financing costs and debt discount	489	703
Gain on sale leaseback transaction	-	(42,298)
Debt modification expense	176	-
Loss on extinguishment of debt	156	-
Stock-based compensation	6,722	4,860
Adjustments on derivatives not designated as hedges		(287)
Provision for losses on accounts receivable	279	702
Deferred income taxes	9,268	(3,042)
Impairment charges	--	1,224
Non-cash lease expense	8,492	6,319
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,096)	(4,348)
Inventories	(672)	3,356
Prepaid assets, refundable income taxes paid and other assets	(2,759)	2,185
Accounts payable	3,394	991
Accrued expenses and other current liabilities	4,445	2,052
Benefit obligations, long-term liabilities and other	(11,460)	(5,674)
Net cash provided by operating activities	74,690	41,131

Investing activities
Capital expenditures	(11,133)	(7,810)
Acquisition of business	(26,327)	-
Proceeds from sale leaseback transaction	-	64,150
Proceeds from insurance recoveries	-	452
Net cash provided by (used in) investing activities	(37,460)	56,792

Financing activities
Repurchase of common stock	(6,000)	-
Shares withheld on restricted stock vesting paid for employees’ taxes	(161)	-
Payments of financing costs	(293)	(279)
Borrowings on long-term debt	148,770	--
Payments on life insurance policy loans	(119)	(204)
Dividends paid	(27,936)	(27,477)
Net revolver borrowings	5,000	(47,000)
Repayment of long-term debt	(153,313)	(42,000)
Net cash used in financing activities	(34,052)	(116,960)
Change in cash and cash equivalents	3,178	(19,037)
Cash and cash equivalents at beginning of period	5,119	24,156
Cash and cash equivalents at end of period	$8,297	$5,119

Non-cash operating and financing activities
Acquisition-related purchase consideration not yet paid	$927	$-
Truck chassis inventory acquired through floorplan obligations	$19,249	$5,637

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2025	Twelve Months Ended December 31, 2024

Work Truck Attachments
Net Sales	$83,058	$53,784	$295,726	$256,010
Adjusted EBITDA	$13,851	$8,992	$56,209	$48,455
Adjusted EBITDA Margin	16.7%	16.7%	19.0%	18.9%

Work Truck Solutions
Net Sales	$101,480	$89,765	$360,327	$312,494
Adjusted EBITDA	$11,923	$9,797	$41,698	$30,894
Adjusted EBITDA Margin	11.7%	10.9%	11.6%	9.9%

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2025	2024	2025	2024

Net income	$12,835	$7,907	$46,897	$56,151

Interest expense - net	2,995	3,144	12,114	15,260
Income tax expense	3,624	2,060	14,609	17,740
Depreciation expense	2,354	2,231	9,178	10,370
Intangibles amortization	1,531	1,630	6,181	7,520
EBITDA	23,339	16,972	88,979	107,041

Stock-based compensation	1,499	1,233	6,722	4,860
Debt modification expense	-	-	176	-
Loss on extinguishment of debt	-	-	156	-
Impairment charges (1)	-	-	-	1,224
Gain on sale leaseback transaction	-	-	-	(42,298)
Sale leaseback transaction fees	-	-	-	5,257
Restructuring and severance costs	-	178	-	1,997
Other charges (2)	936	406	1,874	1,268
Adjusted EBITDA	$25,774	$18,789	$97,907	$79,349

(1) Reflects impairment charges taken on certain internally developed software in the year ended December 31, 2024.

(2)  Reflects unrelated legal, severance and consulting fees, acquisition costs, insurance proceeds, CEO transition costs, and write downs of property, plant and equipment for the periods presented.  Reflects $20 in inventory step up related to Venco Venturo included in cost of sales in the year ended December 31, 2025.

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2025	2024	2025	2024

Net income	$12,835	$7,907	$46,897	$56,151
Adjustments:
Stock based compensation	1,499	1,233	6,722	4,860
Debt modification expense	-	-	176	-
Loss on extinguishment of debt	-	-	156	-
Impairment charges (1)	-	-	-	1,224
Gain on sale leaseback transaction	-	-	-	(42,298)
Sale leaseback transaction fees	-	-	-	5,257
Restructuring and severance costs	-	178	-	1,997
Adjustments on derivative not classified as hedge (2)	-	-	-	(287)
Other charges (3)	936	406	1,874	1,268
Tax effect on adjustments	(609)	(454)	(2,232)	6,995
Adjusted net income	$14,661	$9,270	$53,593	$35,167

Weighted average basic common shares outstanding	23,058,822	23,094,047	23,087,800	23,072,993
Weighted average common shares outstanding assuming dilution	23,577,488	23,611,050	23,620,906	23,509,976

Adjusted earnings per common share - dilutive	$0.62	$0.39	$2.24	$1.47

GAAP diluted earnings per share	$0.54	$0.33	$1.96	$2.36
Adjustments net of income taxes:

Stock based compensation	0.05	0.04	0.21	0.16
Debt modification expense	-	-	0.01	-
Loss on extinguishment of debt	-	-	0.01	-
Impairment charges (1)	-	-	-	0.04
Gain on sale leaseback transaction	-	-	-	(1.35)
Sale leaseback transaction fees	-	-	-	0.17
Restructuring and severance costs	-	0.01	-	0.06
Adjustments on derivative not classified as hedge (2)	-	-	-	(0.01)
Other charges (3)	0.03	0.01	0.05	0.04

Adjusted diluted earnings per share	$0.62	$0.39	$2.24	$1.47

(1) Reflects impairment charges taken on certain internally developed software in the twelve months ended December 31, 2024.
(2) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(3)  Reflects unrelated legal, severance and consulting fees, acquisition costs, insurance proceeds, CEO transition costs, and write downs of property, plant and equipment for the periods presented. Reflects $20 in inventory step up related to Venco Venturo included in cost of sales in the year ended December 31, 2025.

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2025	2024	2025	2024

Net cash provided by operating activities	$95,927	$74,404	$74,690	$41,131
Acquisition of property and equipment	(3,078)	(3,828)	(11,133)	(7,810)
Free cash flow	$92,849	$70,576	$63,557	$33,321